Exhibit 4.7

Amendment No. 1 to Series 2008 Promissory Notes

executed by the following holders of Series 2008 Promissory Notes:

Name
1597257 Ontario Inc. OMI Partnership Holdings Ltd. Onex Partners II GP LP Onex Partners II LP Onex US Principals LP
Laurence Weiss
Joseph Curtin
Raymond S. Kalouche
J. David Aronson
Thomas E. Lippard
Daniel E. Rosati
John W. Keyes
William R. Miller
Timothy Kaufman
I Michal Coslov

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO THE ACT OR ANY SUCH APPLICABLE STATE OR FOREIGN LAWS OR OTHERWISE IN VIOLATION OF THE PROVISIONS OF THIS NOTE.

FORM OF AMENDMENT NO. 1

TO

SERIES 2008 PROMISSORY NOTE

$[            ]

DUE: November 26, 2020

This Amendment No. 1 to the Series 2008 Promissory Notes, dated as of January 1, 2011 (“Amendment No. 1”), amends that certain series of promissory notes, issued as of [Issuance Date] (the “Issuance Date”), by TMS International Corp. (formerly Metal Services Acquisition Corp.), a Delaware corporation (“Borrower”) to certain holders, including, but not limited to, the holders set forth herein on Schedule 1, attached hereto and made a part hereof (the “Holders”), together with its Allonge, dated [Allonge Date], of the Holders whereby they acknowledged receipt of certain prepayments made by Borrower. The Note of the Holders executing this Amendment No. 1 shall be referred to herein as “this Note” and all of the notes issued or to be issued by Borrower identified as “Series 2008 Promissory Notes” are referred to as the “Series 2008 Notes.” Capitalized terms used but not defined herein shall have the meanings set forth in the Series 2008 Notes.

1. Purpose.    The purposes of this Amendment No. 1 are to reduce the interest rate, as the same is set forth within Section 1, of this Note and each of the Series 2008 Notes. Holders, by their execution hereof hereby (a) amend the terms of this Note and (b) in accordance with Section 18 of the Note consent to the amendment of each of the Series 2008 Notes, in each case to provide that interest shall accrue for the period November 27, 2010 through December 31, 2010 at the rate of twenty percent (20%) per annum, and from and after January 1, 2011, interest on the unpaid balance of the Principal Amount of this Note and, upon receipt of consent of a Majority-in-Interest, the entire series of Notes, plus any accrued and unpaid interest thereon through December 31, 2010 shall accrue at the rate of eight percent (8.0%) per annum. For the avoidance of doubt and as an example of the effect of this Amendment No. 1 on all Series 2008 Notes, the amounts subject to the rate of eight percent (8.0%) per annum of this Note are included in Schedule 1 hereto.

2. No other changes.    Except as stated herein, this Note and the Series 2008 Notes shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, Holders have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

HOLDERS:

Schedule 1

Holders	Remaining principal balance as of [Allonge Date] as stated in Allonge	Interest accrued 17.5% and paid-in-kind on November 26, 2010	Interest accrued at 20.0% from November 27, 2010 through December 31, 2010	Balance subject to 8.0% per annum interest rate as of January 1, 2011